EXHIBIT 99.2

Consent of Director Nominee of Petco Health and Wellness Company, Inc.

I hereby consent to being identified as a director nominee in the Registration Statement on Form S-1 of PET Acquisition LLC, to be converted as described in the Registration Statement into Petco Health and Wellness Company, Inc., a Delaware corporation, and all pre- and post-effective amendments and supplements thereto, including the prospectus contained therein, and to all references to me in connection therewith and to the filing of this consent as an exhibit to such Registration Statement and any amendments or supplements thereto.

/s/ Mary Sullivan
Name:	Mary Sullivan

Date:	January 4, 2021